UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2009

PRIME GROUP REALTY TRUST
 (Exact name of registrant as specified in its charter)

MARYLAND	1-13589	36-4173047
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 West Wacker Drive, Suite 3900, Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 917-1300.

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Prime Group Realty Trust (the “Company”) issued a Press Release today disclosing that as of January 30, 2009, its wholly-owned qualified REIT subsidiary PGRT ESH, Inc. (“Borrower”), entered into a Third Amendment to Amended and Restated Loan Agreement (the “Amendment”) modifying certain terms of a loan from Citicorp USA, Inc. in the original principal amount of $120.0 million. The loan currently has an outstanding principal amount of $81.5 million. The loan is non-recourse to Borrower, the Company and its subsidiaries and is secured by, among other things, a pledge of Borrower’s membership interest in BHAC Capital IV, L.L.C., an entity that owns 100% of Extended Stay Hotels, Inc. As previously disclosed, the loan is guaranteed by affiliates of our parent companies (the “Guarantors”).

Pursuant to the Amendment, the date for making a $41.0 million payment on the loan was extended from January 30, 2009 until March 2, 2009. It is currently anticipated that all or a portion of the required repayments of the loan will be funded by affiliates of the Guarantors, although there can be no assurances that this will be the case.

This Form 8-K filing contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements

None

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Prime Group Realty Trust dated February 4, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GROUP REALTY TRUST

By: /s/ Jeffrey A. Patterson
Jeffrey A. Patterson
President and Chief Executive Officer

Dated: February 4, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Prime Group Realty Trust dated February 4, 2009.